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SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

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☒	Preliminary Information Statement
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☐	Definitive Information Statement

COGENT COMMUNICATIONS GROUP, INC. (Name of Registrant As Specified In Its Charter)
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1015 31st Street N.W.
Washington, D.C. 20007
(202) 295-4200

INFORMATION STATEMENT

        This Information Statement is being furnished to the stockholders of Cogent Communications Group, Inc., a Delaware corporation (the "Company"), in connection with the amendment and restatement of the Company's Certificate of Incorporation in order to (1) implement a 1-for-20 reverse stock split (the "Reverse Stock Split"), and (2) reduce the authorized number of shares of the Company's common stock to 75 million and the authorized number of shares of the Company's preferred stock to 10,000. The Company is effecting the Reverse Stock Split in connection with the proposed underwritten follow-on public offering of the Company's common stock, for which a registration statement was filed on Form S-1 with the Securities and Exchange Commission on February 14, 2005. This proposal is discussed in more detail below under the heading "Proposal."

        The Company anticipates that this Information Statement will be first mailed to stockholders on or about February 28, 2005.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND A PROXY.

Outstanding Shares; Voting Rights

        The Company anticipates that prior to the mailing this Information Statement (the "Consent Date"), stockholders holding common stock of the Company representing a number of votes necessary to do so will have acted by written consent to approve the Proposal. On February 16, 2005, the Company's issued and outstanding capital stock consisted of 647,940,747 shares of common stock, which were held by approximately 460 holders of record. After giving effect to the 1-for-20 reverse stock split discussed in the "Proposal" section, the Company will have 32,397,037 issued and outstanding shares of common stock. Holders of shares of our common stock are entitled to one vote for every share held.

Dissenters' Rights of Appraisal

        Under the laws of the State of Delaware and the Company's governing documents, stockholders will not have the right to dissent and obtain payment for their shares in connection with the proposals described in this Information Statement.

Note Regarding Share and Per Share Data

        In connection with the completion of the merger of Allied Riser Communications Corporation with a subsidiary of the Company in February 2002, the Company completed a ten-for-one reverse stock split with respect to its common stock. All share information contained in and accompanying this Information Statement reflects the occurrence of that reverse stock split.

PROPOSAL

AMENDMENT AND RESTATEMENT OF
THE FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        The Board of Directors has, subject to stockholder approval, adopted the Company's Fifth Amended and Restated Certificate of Incorporation, a copy of which is attached hereto as Appendix A, (the "Amended and Restated Charter"). It is anticipated that on the Consent Date, stockholders holding capital stock of the Company sufficient to do so will give their written consent to approve the adoption of the Amended and Restated Charter.

        The Amended and Restated Charter will:

  •
  implement a 1-for-20 reverse stock split (the "Reverse Stock Split") pursuant to which each share of the Company's common stock will be exchanged for 1/20th of a share of the Company's common stock; and

  •
  reduce the authorized number of shares of the Company's common stock to seventy five million (75,000,000), and the authorized number of shares of the Company's preferred stock to ten thousand (10,000) (the "Authorized Share Reduction").

        These actions are being taken in connection with the proposed underwritten follow-on public offering of the Company's common stock described below (the "Public Offering"), which is discussed in greater detail below. The Reverse Stock Split and the Authorized Share Reduction will become effective upon the filing of the Amended and Restated Charter with the Secretary of State of the State of Delaware, which we anticipate will be done 20 days after this information statement is first mailed to our stockholders.

Purpose of the Reverse Stock Split and Authorized Share Reduction

        The purpose of the Reverse Stock Split is to cause the number of shares of the Company's common stock outstanding prior to the Public Offering to be reduced in order to provide the Company with a capital structure more typical of a publicly traded Company and consequently enable the Public Offering to be more effectively marketed.

        The purpose of the Authorized Share Reduction is to eliminate the excess authorized shares of common stock that will be created by the Reverse Stock Split and the excess authorized shares of preferred stock that would otherwise remain authorized after the holders of all of the outstanding shares of the Company's preferred stock converted their shares of preferred stock into the Company's common stock on February 15, 2005 (the "Equity Conversion").

The Public Offering

        On February 14, 2005, the Company filed a Registration Statement on Form S-1 with the Securities and Exchange Commission to register the sale of shares of its common stock in the Public Offering. The Company cannot assure you that it will complete the Public Offering or that, if it is completed, the net proceeds from the Public Offering will be in the amount anticipated.

        The Company is conducting the Public Offering in order to raise additional capital that it expects to use to repay the entire $17.0 million of its indebtedness to Cisco Systems Capital Corporation, to fund the expansion of its sales and marketing efforts, to fund the increase in the number of on-net buildings that it serves, and for general corporate purposes, which may include potential acquisitions of complementary businesses.

Potential Risks of the Reverse Stock Split

        There can be no assurance that the total market capitalization of our common stock after the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per-share market price of the common stock following the Reverse Stock Split will either exceed or remain higher than the current per-share market price.

        There can be no assurance that the market price per share of the common stock after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of shares of common stock outstanding before the Reverse Stock Split. For example, based on the closing price of the common stock on February 11, 2005 of $0.72 per share, there can be no assurance that the post-split market price of the common stock would be $14.40 per share or greater.

        Accordingly, the total market capitalization of the common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split, and, in the future, the market price of the common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

        A decline in the market price for the common stock after the Reverse Stock Split may result in a greater percentage decline than would occur in the absence of the Reverse Stock Split, and the liquidity of the common stock could be adversely affected following the Reverse Stock Split.

        The market price of the common stock also will be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If and after the Reverse Stock Split is implemented and the market price of the common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. In many cases, both the total market capitalization of a company and the market price of a share of such company's stock following a reverse stock split are lower than they were before the reverse stock split. Furthermore, the liquidity of the common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

        Although the implementation of a Reverse Stock Split may facilitate the completion of our proposed Public Offering, the Public Offering would be dilutive to the ownership position of our existing common stockholders and may be effected at an offering price per share that is below the then current market price of our common stock.

        Depending on the market conditions at the time of the proposed Public Offering, our ability to implement the Reverse Stock Split may facilitate our ability to complete the Public Offering. While our stock is only thinly traded on the American Stock Exchange, our existing common stockholders will experience substantial dilution upon the issuance of additional shares in connection with the Public Offering. However, the issuance of additional shares in a public offering of shares of our common stock will result in substantial dilution in the ownership position of our existing common stockholders. Additionally, although the offering price per share of the common stock in the public offering is not known at this time, it is not unusual for a follow-on offering by a public company to be effected at an offering price that is below the then current market price of the company's common stock. As a result, the proposed Public Offering may be effected at an offering price per share that is below the market price per share of our common stock at the time of the offering.

Effects of the Reverse Stock Split and Authorized Share Reduction

    Accounting Matters

        On the effective date of the Reverse Stock Split, the net loss per share and net book value of the common stock will be increased because there will be fewer shares of common stock outstanding.

    Effect on Authorized and Outstanding Shares

        The table below depicts the effects of the Reverse Stock Split and the Authorized Share Reduction on the number of shares of common stock outstanding, the number of shares of common stock reserved for future issuance and the number of authorized but unissued shares of common stock available for future issuance.

	Common Stock Outstanding (1)	Reserved Shares (2)	Authorized but Unissued and Unreserved Common Stock
Before Reverse Stock Split and Authorized Share Reduction	647,940,747	27,647,413	74,411,840
After Reverse Stock Split and Authorized Share Reduction	32,397,037	1,382,371	41,220,592

(1)
As of December 31, 2004.

(2)
Includes (i) 6,294,654 shares of our common stock reserved for future grants under our stock based employee compensation plans (314,733 after the reverse split), (ii) 103,776 shares of common stock issuable upon exercise of outstanding common stock warrants (5,189 after the reverse split), (iii) 21,227,654 shares of our common stock issuable upon the exercise of outstanding stock options issued by us under our stock based employee compensation plans (1,061,383 after the reverse split) and (iv) 21,329 shares of our common stock issuable upon conversion of our convertible subordinated notes due 2007 (1,066 after the reverse split).

        With the exception of the number of shares that are authorized and issued and outstanding, the rights and preferences of the shares of the common stock prior and subsequent to the Reverse Stock Split and Authorized Share Reduction will remain the same. Following the effective date of the Reverse Stock Split and Authorized Share Reduction, it is not anticipated that our financial condition, the percentage ownership of management, the number of stockholders, or any aspect of our business would materially change as a result of the Reverse Stock Split and Authorized Share Reduction.

        The Reverse Stock Split will be implemented simultaneously for all of the common stock and the exchange ratio will be the same for all such stock. The Reverse Stock Split will affect all stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the Reverse Stock Split results in any stockholder owning a fractional share. See "Fractional Shares" below. Common stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable.

        We are subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. The proposed Reverse Stock Split will not affect the registration of the common stock under the Securities Exchange Act.

    Outstanding Options and Warrants

        On the effective date of the Reverse Stock Split, if approved, all outstanding contingent rights to acquire the Company's common stock, including outstanding options, warrants and convertible notes will be adjusted to reflect the Reverse Stock Split.

    Potential Odd Lots

        If approved, the Reverse Stock Split will result in some stockholders holding less than 100 shares of the Company's common stock, and, as a consequence, such stockholders may incur greater costs associated with selling such shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per share basis, than the cost of transactions in even multiples of 100 shares.

Exchange of Stock Certificates

        As soon as practicable after the Amended and Restated Charter has been filed with the Secretary of State of Delaware and the effective date of the Reverse Stock Split, the Company, or its transfer agent, will send a letter of transmittal to each holder of record of its outstanding common stock. The letter of transmittal will contain instructions for the surrender of certificates representing the shares of common stock. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the holder's shares of common stock, the holder of record will be entitled to receive a certificate representing the number of new shares of common stock into which such holder's existing shares of common stock have been reclassified as a result of the Reverse Stock Split.

        No new certificate will be issued to a holder of record until such holder has surrendered all outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing existing shares of common stock will be deemed for all corporate purposes after the effective date to evidence ownership of new shares of common stock in the appropriately reduced number. No fees or other commissions will be charged to stockholders to effect the exchange of existing shares for new shares.

Fractional Shares

        As a result of the Reverse Stock Split, the reclassification of a stockholder's existing shares of common stock into new shares of common stock as described above may result in the creation of fractional shares. For instance, a stockholder who owns 105 shares of common stock would be entitled to receive after the effective date of the Reverse Stock Split 5 1/4 shares of common stock. The one-fourth share is a fractional share.

        No certificates will be issued for fractional shares that result from the Reverse Stock Split. Stockholders who would be entitled to receive fractional shares after the Reverse Stock Split will be entitled to a cash payment in lieu of the fractional shares. In order to receive the cash payment, stockholders must surrender any certificates representing fractional shares to the Company, or its transfer agent, which will then issue a new certificate representing the whole number of shares to which the holder is entitled as a result of the Reverse Stock Split plus a cash payment in place of the fractional shares at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the common stock for the last ten (10) trading days prior to the effective date of the Reverse Stock Split (or if such price is not available, the average of the last bid and ask prices of the common stock on such days or other price determined by the board of directors). The ownership of a fractional interest will not give the holder any voting, dividend or other rights except to receive payment as described.

Certain Federal Income Tax Consequences

        The Company believes that the federal income tax consequences of the Reverse Stock Split to holders of existing shares will be as follows:

  •
  No gain or loss will be recognized by a stockholder on the surrender of their existing shares of common stock or upon receipt of a certificate representing the new number of shares of common stock (except to the extent of any cash received in lieu of a fractional share);

  •
  Gain or loss equal to the difference, if any, between the amount of cash received for fractional shares and the stockholder's basis in the fractional shares will be recognized by the stockholder;

  •
  The aggregate tax basis of the shares after the Reverse Stock Split will equal the aggregate tax basis of the shares exchanged therefore;

  •
  The holding period of the shares after the Reverse Stock Split will include the holding period of the holder's existing shares; and

  •
  The conversion of the existing shares into the new shares after the Reverse Stock Split will produce no gain or loss to us.

        The Company's belief as outlined above is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax exempt entities. This summary also assumes that the existing shares of common stock were, and the new shares of common stock will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The state and local tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending upon the state in which the stockholder resides. The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the federal, state and local tax consequences of the Reverse Stock Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides summary information regarding the beneficial ownership of the Company's outstanding common stock as of January 15, 2004, after giving effect to the Reverse Stock Split:

  •
  each person or group who beneficially owns more than 5% of the Company's capital stock on a fully diluted basis;

  •
  each of the named executive officers;

  •
  each of the Company's directors; and

  •
  all of the Company's directors and executive officers as a group.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of January 15, 2004 and shares of restricted stock not subject to repurchase as of that date are deemed outstanding for calculating the percentage of outstanding shares of the person holding those options or shares of restricted stock, but are not deemed outstanding for calculating the percentage of any other person.

        Unless otherwise noted, the address for each director and executive officer is c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares of Common Stock	Percentage of Class
Entities affiliated with Jerusalem Venture Partners Building One Mahla, Jerusalem 91487(1)	5,706,584	17.6%
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880(2)	4,739,999	14.6%
Entities affiliated with BNP Europe Telecom & Media Fund II, LP(3)	4,277,743	13.2%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301(4)	3,460,265	10.7%
Columbia Ventures Corporation	3,099,814	9.6%
Entities affiliated with BCP Capital (previously Broadview Capital Partners) One Maritime Plaza, Suite 2525 San Francisco, CA 94111(5)	2,166,533	6.7%
Cisco Systems Capital Corporation	3,409,986	10.5%
Dave Schaeffer(6)	1,149,903	3.5%
Erel Margalit(1)	5,706,584	17.6%
Michael Carus(1)	5,706,584	17.6%
Edward Glassmeyer(2)	4,739,999	14.6%
Jean-Jacques Bertrand(3)	4,277,743	13.2%
Timothy Weingarten(4)	3,460,265	10.7%
Steven Brooks(5)	2,166,533	6.7%
Mark Schleifer	15,500	*
Robert Beury, Jr.	15,500	*
R. Reed Harrison III(7)	60,771	*

Kenneth Peterson(8)	3,099,814	9.6%
Directors and executive officers as a group (19 persons)(9)	24,739,155	76.2%

*
Less than 1%
(1)
Includes shares held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner and Mr. Carus is a General Partner and CFO, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Messrs. Margalit and Carus disclaim beneficial ownership of such shares.
(2)
Includes shares held by entities affiliated with Oak Investment Partners, of which Mr. Glassmeyer is a director, including: (a) Oak Investment Partners IX, LP, (b) Oak IX Affiliates Fund, LP, and (c) Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.
(3)
Includes shares held by Natio Vie Developpement3, Fonds Communde Placement a Risque, or NVD3, and BNP Europe Telecom & Media Fund II, or BNP ETMF. BNP ETMF may be deemed to beneficially own the shares owned by NVD3 by virtue of their relationship, whereby BNP Private Equity SA, or BNP PE is the management company of NVD 3 and BNP PE shares certain common directors with General Business Finance and Investments Ltd, or GBFI, the general partner of BNP ETMF. Pursuant to the terms of the merger agreement pursuant to which the Series I and Series J preferred stock were issued, Jean Jacques Bertrand became a member of the Company's board of directors. Mr. Bertrand is a member of the board of directors of BNP PE and is a director and one of the shareholders of GBFI. Mr. Bertrand disclaims beneficial ownership of the shares held by NVD3 and BNP ETMF.
(4)
Includes shares held by entities affiliated with Worldview Technology Partners, of which Mr. Weingarten is an employee, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategic Partners IV, LP. Mr. Weingarten disclaims beneficial ownership of such shares.
(5)
Includes shares held by entities affiliated with BCP Capital, of which Mr. Brooks is Managing Director, including: (a) BCI Holdings LP, (b) Broadview Holdings LLP, (c) Broadview BCPSBS Fund, (d) BCP Associates Fund LLC (previously known as Broadview Capital Partners Affiliates Fund LLC), (e) BCP General LLC (previously known as Broadview Capital Partners Management LLC), and (f) BCP Capital QPF, L.P. (previously known as Broadview Capital Partners Qualified Purchaser Fund L.P.). Mr. Brooks disclaims beneficial ownership of such shares.
(6)
Includes 14,771 shares of common stock, 8,021 of which are owned directly by Mr. Schaeffer and 6,750 shares of which are held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Also includes 200 shares of Series G preferred stock that converted into 196,170 shares of common stock and 24,413 shares of Series H preferred stock that converted into 938,962 shares of common stock.
(7)
Includes options for 1,580 shares of Series H preferred stock that converted into options for 60,771 shares of common stock.
(8)
Includes shares held by Columbia Ventures Corporation, of which Mr. Peterson is Chief Executive Officer.
(9)
See footnotes (1) through (8) above. Consists of Dave Schaeffer, Mark Schleifer, Robert Beury, Jr., Erel Margalit, Edward Glassmeyer, Timothy Weingarten, Steven Brooks, Michael Carus, Jean-Jacques Bertrand, R. Brad Kummer, Timothy O'Neill, R. Reed Harrison III, Warren Thrasher, Jeff Karnes, Andrew Hathaway, Vincent Teissier, Liran Gordon, Thaddeus Weed and Kenneth Peterson.

OTHER MATTERS

        The Company has filed an Annual Report for its fiscal year ended December 31, 2003 on Form 10-K and a Quarterly Report for the three and nine months ended September 30, 2004 on Form 10-Q with the Securities and Exchange Commission. Stockholders may obtain, free of charge, a copy of the Form 10-K or the Form 10-Q by writing to Cogent Communications Group, Inc., 1015 31st Street N.W., Washington, D.C. 20007.

By Order of the Board of Directors

David Schaeffer, Chairman and Chief Executive Officer

Dated: February 18, 2005
Washington, D.C.

Appendix A

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COGENT COMMUNICATIONS GROUP, INC.

Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware

(Originally incorporated under the same name on December 12, 2000)

        Cogent Communications Group, Inc., (the "Corporation"), a corporation organized and existing under, and by virtue, of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY AS FOLLOWS:

          1.     That the name of the Corporation is Cogent Communications Group, Inc.

          2.     That on                            , 2005 the Board of Directors duly adopted resolutions proposing to amend and restate the certificate of incorporation of this Corporation, declaring said amendment and restatement to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the approval of the stockholders therefor.

          3.     That in lieu of a meeting and vote of stockholders, consents in writing have been signed by holders of outstanding stock having not less than the minimum number of votes that is necessary to consent to this amendment and restatement, and, if required, prompt notice of such action shall be given in accordance with the provisions of Section 228 of the General Corporation Law.

          4.     This Fifth Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

        The text of the Corporation's certificate of incorporation is amended and restated in its entirety as follows:

ARTICLE 1. NAME.

        The name of the Corporation is Cogent Communications Group, Inc.

ARTICLE 2. REGISTERED OFFICE AND AGENT.

        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, 19808, Delaware. The name of its registered agent at such address is the Corporation Corporation.

ARTICLE 3. PURPOSE.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE 4. CAPITAL STOCK.

        A.    Authorized Shares.    Effective                 , 2005, (the "Reverse Split Effective Time"), there shall be a twenty (20) into one (1) reverse stock split of the Corporation's Common Stock, whereby every twenty (20) shares of the Corporation's Common Stock, par value $.001 per share, issued and outstanding immediately prior to the Reverse Split Effective Time shall be combined into one (1) share of Common Stock, par value $.001 per share.

        The total number of shares of capital stock of all classes that the Corporation will have the authority to issue is seventy five million ten thousand (75,010,000) shares, of which: (i) seventy five million (75,000,000) shares, of a par value of $.001 per share, shall be of a class designated "Common Stock"; and (ii) ten thousand (10,000) shares, of a par value of $.001 per share, of authorized but unissued Preferred Stock.

        The authorized but unissued Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issue of any shares thereof. The Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption including sinking fund provisions, if any, the redemption price or prices, the liquidation preferences, any other qualifications, limitations, or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        Except as otherwise set forth in a certificate designating any authorized but unissued Preferred Stock (such certificate, a "Certificate of Designation"), the designations, preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock and the Common Stock shall be as follows:

        B.    Preferred Stock.    Except as otherwise required by the General Corporation Law or as provided in the Certificate of Designation relating to such series of Preferred Stock, shares of Preferred Stock shall be voted together with the shares of the Common Stock without distinction as to class or series at each annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock, upon the following basis: each holder of a share of Preferred Stock will be entitled to one vote for each share of Common Stock such holder of Preferred Stock would receive upon conversion of such share of Preferred Stock held by such stockholder into Common Stock. Such determination shall be made with (1) respect to a meeting of the stockholders of the Corporation on the record date fixed for meeting, or (2) with respect to a written consent of the stockholders of the Corporation, on the effective date of such written consent.

        C.    Common Stock.

        1.    Prior Rights of Preferred Stock.    The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of any series of Preferred Stock as may be issued in accordance with the provisions hereof.

        2.    Voting Rights.    The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders. There shall be no cumulative voting.

        3.    Dividends.    Subject to the rights of any series of Preferred Stock set forth in a certificate of designation, dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

        4.    Increases or Decreases.    Subject to the rights of any series of Preferred Stock set forth in a certificate of designation, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding or reserved for conversion of the then outstanding Preferred Stock) by the affirmative vote of the holders of a majority of the outstanding stock of the Corporation (voting together on an as-if converted basis).

ARTICLE 5. COMPROMISE OR ARRANGEMENT WITH CREDITORS.

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application had been made, be binding on all the creditors or class of creditor, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 6. DIRECTORS LIABILITY; INDEMNIFICATION.

        A.    Indemnification.    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law, as the same may be amended and supplemented from time to time, indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who, at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), for actions taken in such person's capacity as such a director, officer, employee or agent, and then only to the extent such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise; provided, however, that except with respect to proceedings to enforce rights to indemnification, the by-laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and condition and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        B.    Limitation of Liability.    No director of this Corporation shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 or successor provisions of the General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the General Corporation Law. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

        C.    Prospective Amendment.    Any repeal or modification of this Article 6 shall be prospective and shall not affect the rights under this Article 6 in effect at the time of the alleged occurrence of any act or Omission to act giving rise to liability or indemnification.

        Executed in the name of the Corporation by its President, who declares, affirms, acknowledges and certifies under penalties of perjury, that this is his free act and deed and the facts stated herein are true.

Dated:                        , 2005

COGENT COMMUNICATIONS GROUP, INC.
David Schaeffer Chairman and Chief Executive Officer

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